GEOVIC MINING CONTRACTS INVESTOR RELATIONS FIRM FOR U.S. MARKET DEVELOPMENT

June 27, 2008 – Grand Junction, CO - Geovic Mining Corp. (“Geovic” or “The Company”, TSX:GMC) is pleased to announce a new strategic relationship with San Diego Torrey Hills Capital ("Torrey Hills"), commencing immediately for a one-year term. Torrey Hills, which has been involved in the junior resource capital market for the past decade, will act as an Investor Relations consultant, principally related to increasing Geovic’s marketing efforts in the United States.

Geovic is a Toronto Stock Exchange (TSX) listed company that went public via a reverse takeover (RTO) transaction in December 2006, followed by two public offerings in early 2007 that raised approximately $93 million. Subsequently, Geovic became a reporting issuer under the Securities and Exchange Act of 1934 in July 2007, and is now subject to all reporting requirements in both Canada and the United States. The Company aims to increase its market exposure in the U.S. through the new relationship with Torrey Hills, and has also initiated the process of upgrading its U.S. stock listing to the OTC Bulletin Board market, seeking to finalize this effort by the fall.

In connection with the agreement, Geovic has granted Torrey Hills warrants to purchase 250,000 common shares at an exercise price of $1.26 per share for a period of three years from the date of the agreement. The warrants will vest over 12 months in four equal stages, commencing on the date of the agreement.

Andrew Hoffman, Vice President, Investor Relations of Geovic Mining, comments "We are enthusiastic about working with Torrey Hills to expand our marketing efforts. Torrey Hills has demonstrated an impressive track record with mining and energy companies, and we look forward to utilizing their expertise.”

About San Diego Torrey Hills Capital, Inc.

San Diego Torrey Hills Capital, Inc. is a corporate finance and investor relations advisory firm specializing in the development of emerging growth companies. With operations in Del Mar, California and Boston, Massachusetts, it represents privately held and publicly traded companies throughout the United States and Canada. Torrey Hills' principal objective is to advise senior management and business owners with respect to (i) the identification and implementation of value-enhancing corporate strategies; (ii) capital raising, mergers and acquisitions, and other financial transactions; and (iii) investor relations, market support and awareness activities.

About Geovic

Geovic is a U.S.-based corporation, whose principal asset is a significant cobalt-nickel-manganese deposit in the Republic of Cameroon, with initial production scheduled for late 2010. Geovic owns 60% of seven cobalt-nickel-manganese properties located on a 1,250 square kilometer Mine Permit in Cameroon. The unique ore in the first deposit to be developed will be concentrated and upgraded to approximately 0.7% cobalt, 1.0% nickel, and 3.8% manganese by simple washing and sizing prior to processing, thereby substantially enhancing economic performance.

Additional Company and Project information may be found on the websites www.geovic.net, www.sedar.com and www.sec.gov

For more information, please contact:

Andrew Hoffman VP, Investor Relations Geovic Mining Corp. Direct (720) 350-4130 Toll-Free (888) 350-4130 ahoffman@geovic.net	or	Vanguard Shareholder Solutions Direct (604) 608-0824 Toll-Free (866) 801-0779 ir@vanguardsolutions.ca

On behalf of the Board
John E. Sherborne, CEO

The foregoing information may contain forward-looking statements relating to the future performance of Geovic Mining Corp. Forward-looking statements, specifically those concerning future performance, are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties are detailed from time to time in Geovic’s filings with the Canadian securities regulatory authorities and the Securities and Exchange Commission.